Exhibit 99.01

Xcel Energy Media Relations 414 Nicollet Mall, 401-7 Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com

Xcel Energy announces executive appointments

Bob Frenzel to be company’s president, chief operating officer

MINNEAPOLIS (Feb.19, 2020) – Taking a next step in thoughtful succession planning, Ben Fowke, Xcel Energy’s chairman, president and CEO, today announced that Bob Frenzel will be named president and chief operating officer and that Brian Van Abel will be the company’s chief financial officer, both effective March 31.

“Xcel Energy has built an outstanding leadership team, and these appointments reflect the success we have had in attracting and retaining top talent to lead the company in the years to come,” said Fowke. “Our success in leading the clean energy transition and delivering outstanding value to our customers, communities, and shareholders relies on strong leaders and I am confident we have that team in place.”

As president and COO, Frenzel will have oversight for Xcel Energy’s four operating companies, including the company’s transmission, distribution and natural gas operations. He will continue to report to Fowke, chairman and CEO.

“Bob has been instrumental in executing our Steel for Fuel growth strategy and will be outstanding in this new role as chief operating officer,” said Fowke. “He is a proven leader in this industry and this company and we are fortunate to have him take on this expanded role at Xcel Energy.”

Van Abel will become Xcel Energy’s executive vice president and chief financial officer. Van Abel is currently serving as senior vice president, Finance and Corporate Development. In his prior role as treasurer, Van Abel oversaw financing billions of dollars in new investments and several successful acquisitions that created tremendous value for both customers and investors.

Fowke also announced several key leadership changes. Tim O’Connor will become executive vice president and chief generation officer effective March 31. O’Connor currently serves as the company’s chief nuclear officer, a role he has held for the past eight years. During that time, the company’s nuclear fleet has become the top performing nuclear generating fleet in the nation. O’Connor will retain oversight of nuclear operations in his new expanded role. In addition, Wendy Mahling has been named vice president and Corporate Secretary, replacing Judy Poferl, who will retire March 31, Karen Hyde has been named senior vice president, chief risk, audit and compliance officer, and Frank Prager has been named senior vice president of Strategy, Planning and External Affairs.

In addition to these appointments, three Xcel Energy officers will be departing the company this spring. David Eves, executive vice president and group president, Utilities, will retire effective May 1 after nearly 39 years of service. Kent Larson, executive vice president and group president, Operations, will be leaving effective May 31 after 38 years of service. Poferl, senior vice president, corporate secretary and executive services, will retire after 23 years of service. Both Eves and Larson will step down from their current roles effective March 30 but will remain to assist with the transition.

“I want to extend my deep thanks to David, Kent and Judy for their tremendous contributions to our company for the benefit of our customers, communities, employees and stakeholders. Their years of service have had a powerful impact on the company, and I am truly appreciative of their leadership.”

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About Xcel Energy

Xcel Energy (NASDAQ: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com or follow us on LinkedIn, Twitter and Facebook.